Exhibit 99

Merchants Bank Agrees to Acquire Two Vermont National Bank Offices from
Chittenden

Merchants Bancshares, Inc. (Nasdaq: MBVT) announced today that its principal subsidiary, Merchants Bank, has signed a definitive agreement with Chittenden Corporation (NYSE: CHZ) to purchase two Vermont National Bank offices, located in Bellows Falls, VT and on Route 7 in Rutland, VT. These branches are being acquired by Merchants in connection with the branch divestiture required by federal regulators with respect to Chittenden's pending merger with Vermont Financial Services Corporation (Nasdaq: VFSC), the parent company of Vermont National Bank as well as United Bank, located in Massachusetts. This purchase includes approximately $44 million in deposits, $23 million in commercial loans, $17 million in residential and consumer loans, and certain fixed assets associated with the branches. Chittenden received the approval of federal regulators of its merger with Vermont Financial Services Corp. last week.

"This acquisition provides an exciting opportunity for Merchants Bank to expand our statewide franchise," said Joseph L. Boutin, Merchants Bank president and CEO. "We are pleased with the opportunity this transaction provides these communities and our Company and we are eager to offer our competitive LYNX products and services to customers in these communities. The transaction is also an effective use of our capital, which we expect will be accretive to earnings in 2000."

Paul A. Perrault, Chittenden's chairman, president and CEO, commented on the agreement, "We are pleased to have reached this agreement with Merchants Bank in connection with the branch divestiture required for our pending merger with Vermont Financial. We believe this to be a great opportunity for all parties involved and we look forward to completing our transaction with Vermont Financial, which we know will benefit our customers and the communities in which we operate."

This cash transaction is subject to review by federal and state regulators. Subject to these reviews, the purchase is expected to be completed during the fourth quarter of 1999.

Merchants Bancshares, Inc. is a publicly traded, bank holding company located in Burlington, Vermont. Total consolidated assets at March 31, 1999 were approximately $635 million. The mission of Merchants Bank is to provide Vermonters with community banking anytime, anyplace, any way. This commitment is fulfilled through a community, branch-based system that includes 33 bank offices throughout the state of Vermont, employees dedicated to quality customer service, and innovative banking products such as FreedomLYNX(R) checking, MoneyLYNX(TM) money market accounts, and PhoneLYNX(SM). Merchants Bank includes a trust, investment and discount brokerage division, known as Merchants Trust Company which provides services to individuals and institutions.

Chittenden Corporation is a bank holding company headquartered in Burlington, Vermont, with total assets of $2.1 billion at March 31, 1999. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, and Flagship Bank and Trust Company. Chittenden Corporation offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans, insurance; brokerage; and investments and trust services to individuals, businesses, and the public sector.